May 2007	Pricing Sheet dated May 23, 2007 relating to Preliminary Pricing Supplement No. 276 dated April 30, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017
Linked to the Common Stocks of 130 Companies

P R I C I N G T E R M S – M a y 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Issue price:	$25 per note
Principal amount:	$25 per note
Aggregate principal amount:	$41,694,400
Pricing date:	May 23, 2007
Original issue date:	May 30, 2007
Maturity date:	June 26, 2017
Principal protection:	100%
Interest:	None
Payment at maturity:	A total return consisting of the protected principal amount of $25 plus the stock-linked payment (if any).
Stock-linked payment:	The stock-linked payment will be an amount based on the number of portfolio stocks which experience a stock event during the valuation period, as set out in the following table.
	Stock events	Stock-linked payment	Total return	Equivalent yield	Stock events	Stock-linked payment	Total return	Equivalent yield
	0	$68.16	$93.16	13.5%	7	$28.40	$53.40	7.7%
	1	$62.48	$87.48	12.8%	8	$22.72	$47.72	6.5%
	2	$56.80	$81.80	12.1%	9	$17.04	$42.04	5.2%
	3	$51.12	$76.12	11.4%	10	$11.36	$36.36	3.8%
	4	$45.44	$70.44	10.6%	11	$5.68	$30.68	2.0%
	5	$39.76	$64.76	9.7%	12+	$0.00	$25.00	0.0%
	6	$34.08	$59.08	8.7%
Portfolio stocks:	The common stocks of the portfolio stock issuers.
Portfolio stock issuers:	The 130 companies listed in Annex A to the preliminary pricing supplement; provided that ALLTEL Corporation has been replaced with AT&T Inc.
Stock events:	Either: • the closing price of the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or • the portfolio stock issuer experiences a bankruptcy
Valuation period:	The period beginning on and including the pricing date, to and including the valuation date.
Valuation date:	June 22, 2017, subject to adjustment for market disruption events.
CUSIP:	617446H69
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s commissions:			Price to public		Agent’s commissions(1)		Proceeds to company
	Per Note		$25		$0.75		$24.25
	Total		$41,694,400		$1,250,832		$40,443,568
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 276, dated April 30, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.